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                                  Exhibit 99.2
          Transcript of Concorde Career Colleges, Inc. Conference Call
         Held April 22, 2003, Relating to Reported Results of Operations
                      For the Quarter ended March 31, 2003

                                                                FINAL TRANSCRIPT

[LOGO] CCBN

CCBN Conference Call Transcript

Q2 2003 Concorde Career Colleges, Inc. Earnings Conference Call

Event Date/Time: April 22, 2003/10:00 a.m. EST
Event Duration: 32:00

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OPERATOR: Ladies and gentlemen, welcome to your Concorde Career Colleges First
Quarter 2003 Earnings conference call. At this time, all lines are in listen-only mode.

My name is David (ph), and I will be your coordinator.

If, during this call, you should require assistance, please key star, zero on your touch-tone phone, and we'll be happy to assist you. As a reminder, this call is being recorded for replay purposes.

Now, your host of today's conference, Mr. Jack Brozman, Chief Executive Officer. Please proceed, sir.

JACK L. BROZMAN, CHAIRMAN, PRESIDENT, CEO AND TREASURER, CONCORDE CAREER COLLEGES, INC.: Thank you. Good morning to everybody, and welcome. It's a great day in Kansas City, home of the first-place Kansas City Royals. I'm here today with Paul Gardener, our Chief Financial Officer.

I'll give you a brief outline of what we're going to cover here. We're going to go over, of course, our first quarter `03 financials that were released at six a.m. this morning; talk then about some other events from the first quarter of `03 that happened that we want to discuss; then move on - talk about what we're doing and what we (ph) foresee for the balance of the year, both financially and operationally. And then, we will open it up to some questions after that. So, that's what we're going to do.

At this point, I'd like to turn it over to our Chief Financial Officer, Paul Gardener.

PAUL R. GARDENER, VICE-PRESIDENT AND CFO, CONCORDE CAREER COLLEGES, INC.: Thank you, Jack.

At this time, I will (ph) read the Safe Harbor provision that is also found in our press release and documents on file with the SEC.

Certain statements in our press release and conference call may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company attends (ph) that such forward-looking statements be subject to the Safe Harbor provisions of that Act. Forward-looking statements regarding economic conditions, efforts of employees, year-to-year improvements, the effects of corporate initiatives, future profitability, rejections, future revenue opportunities and their impact on 2003 and future years are forward-looking statements and not historical facts. These statements are estimates or projections of (ph) numerous risks or uncertainties. Actual results or events could differ materially from those discussed in the forward-looking statements.

Please review the Company's annual report filed on Form 10-K, additional periodic reports filed with the Securities and Exchange Commission for further information. The Company also disclaims any obligation to publicly (ph) update, revise or correct any forward-looking statements, whether as a result of new information, future events or otherwise.

I will talk briefly about the first quarter financial results, then turn the call back over to Jack.

Revenue increased 20.9 percent to 17.4 million, compared to 14.4 million in 2002. This increase is due to new enrollments, increased average student population and a price increase that averaged approximately six percent. New enrollments increased 8.4 percent to 2,483, compared to 2,291. Fifty of those enrollments, or 2.2 percent of the increase, was from our new Texas location purchased in August 2002.

It is important to remember that our schools are not on a traditional calendar quarter. We have class starts every month. However, not all campuses have starts each month. Programs are typically eight (ph) to 14 months in length. And as a result of this varied class length and timing (ph) of starts, we have students graduating this month (ph).

Capacity and scheduling influence the timing of the starts. Therefore, we do not always have a simple current-year quarter versus last-year quarter comparison for enrollments. We may have additional or fewer (ph) class start schedule (ph) for a quarter in 2003, than the comparable quarter in 2002.

Average student population increased 10 - excuse me - 15 percent, to 5,610 from 4,877. Of this increase, 2.1 percent, or 104 students on average per month, is attributable to the new Texas location. Average student population is a function of enrollments, retention of (ph) existing students, and the number of students graduating in any given period.


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Gross profit as a percentage of revenue was 69.7 percent versus 67.4 percent in
2002. Operating margin increased to 14.3 percent from 9.8 percent. Net margin increased to 8.8 percent versus 5.8 percent in the prior year.

Depreciation and amortization was approximately 346,000 for the quarter.
Highlights: every expense category except general and administrative expense was leveraged in the quarter. G&A expense increased in three primary areas. First, hiring and procurement costs of new employees were up as we sought to fill key positions at several campuses, part of which is due to new program expansion. Second, costs associated with implementation of new programs increased. And third, occupancy expense have (ph) increased, as we have taken new space in anticipation of new programs. These are programs that are not currently in place yet, but we do have the overhead for those future (ph) enrollments.

We experienced significant improvement in bad debt, both in dollars and percentage of revenue. The provision for uncollectible accounts was 3.4 percent of revenue, compared to 4.8 percent in 2002. Bad debt decreased 287,000, to 515,000, compared to 802,000 in 2002.

Four primary factors were responsible for this decreased: increased re-enrollments, re-enrollments for students who previously dropped and returned to school within 12 months, increased population, student population in clinical programs - our (ph) student population in clinical programs has increased 3.4 percent and now represents 28 percent of our total student population - improvement student retention, and a more effective collection (ph) process for both in-school students and those who have left school, both graduates and drops.

We anticipate the (ph) provision for uncollectible accounts may increase as a percentage of revenue in future quarters in 2003.

Diluted earnings per share was 25 cents for the quarter, versus 14 cents in 2002; an increase of 88 percent. Cash and temporary investments were 14.6 million, or $2.34 per diluted share. Capital expenditures were 850,000 for the quarter, an increase of 471,000. Most of those capital expenditures were for classroom equipment, new computer lab equipment and some for lease hold (ph) improvements, as we've built that new space.

Shareholder equity was 15 million, versus 10 million last year. We had (ph) no bank debt. The (ph) subordinated debt, with (ph) attached (ph) warrants on our balance sheet at 12/31/02, was converted to 1.3 million shares of common stock in February `03. There was no cash outflow due to (ph) the conversions.

Jack, turn (ph) it back to you.

BROZMAN:  Thank you, Paul.

We also - while the company received no funds, we also had stock sold by two large shareholders, the trust of which on Trustee (ph) and Cahill Warnock - about 1,100,000 shares occurred in the (ph) quarter.

You know, as Paul said, we were - you know, we're very pleased with the quarter, feel very good about our results and the things that we're doing. We did see in March and - a slight slowdown in leads in (ph) enrollment due to the war, and the distraction of it. They've seemed (ph) to bounce back. We've just seen a little, slight hit there that I wanted to mention.

Also, in the quarter, we moved our San Bernardino school into a new 33,000-square-foot facility, so we can expand programs in (ph) the needs (ph) in that marketplace. We're very excited; it's a beautiful facility that has everything we need.

In addition, in our Jacksonville campus, we started nursing there, with our first class in March, and (ph) taken some new space that had kicked in, per what Paul was talking about in both these instances, and started that class with our first one (ph) full in March. So, we're very happy about that. It's our first nursing program in Florida, and I think that bodes well for it.

Going forward on the nursing front, we now have it in (ph) eight of our 12 schools, and we are working on the other four in various stages of that process. It's kind of a long process, but we're moving in the right direction - possibly get one more this year, and the balance in `04. So, we're excited about that.

We're also moving on our respiratory therapy in three campuses and (ph) in various stays (ph) of application on that process, as well as surgical tech in four campuses presently to get those going.


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So, we hope a lot of those get in this year. If not, they will be in the first part of `04, as we continue to look at expanding the programs, penetrating our programs that are in certain campuses and not in others. We're also working on some other short-term programs' (ph) additions in a variety of campuses.

To increase capacity, to keep up with the demand we have for our programs, we, in July, will be moving our Arlington campus. That was the acquisition to a new facility. This, we think, is (ph) going to be great. Right now, it's in a very small facility, with no ability to add programs. Once we move that campus in July, we will be able to add three to four programs through the balance of the year. And I think that'll make that campus very, very successful. We're very excited about that.

In addition, our other small campus in San Diego will be moving the latter part of the year. We estimate November of `03. We're in a small facility with limited parking. And it's limited what we can do in (ph) any real profitability upside in the campus. We're real excited about that situation, and (ph) feel that'll give us a lot of potential, you know, increase in revenue and profit that - moving that this late in the year I don't think will add any impact till `04.

In addition, we've taken more space, as I think we mentioned on the last call. But we're also in the - in the process of taking more space in Memphis, Tampa, Fort Lauderdale - more space in Jacksonville and Kansas City, and relocating our Denver campus to a larger facility.

So, we're working very hard at expanding our existing facilities that we have - the 12 campuses - and adding the program, and leveraging our earnings to keep improvement going there.

We're working in several markets on some branch opportunities; a couple in particular that we're working on. We hope to be able to do something on that this year - feel we will.

We're still looking at a couple acquisitions, but we're still being very selective. And that's just going to determine on the opportunity, and how that pans out as we move throughout the year.

And so, we feel very good about the year and what we've done.

At this point, I'm going to turn it back over to Paul for some comments on the balance of the year on (ph) the financials.

GARDENER:  Thank you, Jack.

I'd like to reiterate the enrollment timing issue. New enrollments (ph) will not necessarily be an easy comparison quarter to quarter, from year to year, for us, because of those timing issues. We saw that in the third and fourth quarter of last year, did not address it very well on that call. And a lot of you called with follow-up questions about that.

We are not adjusting our guidance at this time. We will evaluate our performance at the end of the second quarter and may adjust guidance at that time.

To reiterate: we anticipate revenue of 67 million to 69 million for the year ending 12/31/03; diluted earnings per share, 84 to 87 cents; capital expenditures of $1.5 million to $2 million for the year, depending on timing of some of the moves; and depreciation and amortization of 1.3 million to 1.5 million for the year.

We anticipate enrollment growth of approximately seven to 10 percent overall for the year.

And just want to reiterate: We had a great margin in this quarter, a great improvement in bad debt. But we do see the potential of that bad debt to creep back up a little bit, as we move forward during the year. So, we want to caution people that the margin improvement will not be the same quarter to quarter as we move forward through 2003.

Jack?

BROZMAN: Thank you, Paul. At this point, we would be pleased to open it up for some questions from people on the call.

OPERATOR:  Thank you, gentlemen.


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Ladies and gentlemen, this is your question-and-answer session. If you have a question or comment, please key star one on your touch-tone phone. If you wish to withdraw your question, please key star, two. All questions or comments will be taken in the order they were received. Once again, star, one for questions.

Our first question comes from Jerry Herman (ph), from Legg Mason Company: Legg Mason Inc.; Ticker: LM; URL: http://www.leggmason.com/. Please go ahead, sir.

JERRY HERMAN (ph), LEGG MASON: Thank you. Good morning, everybody. Jack, could you talk about capacity additions and (ph) moving several campus relocations, I should - I should say? Could you estimate what the capacity increase would be associated with, with those various moves, year over year, perhaps?

BROZMAN: Well, you know, we look at everything as revenue-generating classrooms, you know, Jerry (ph). And you know, we're in a (ph) situation, for instance, in Arlington, where we're going to go from four classrooms to about 17. OK? So, you know, that's a pretty big increase. But we're going up in terms of - you know, in that - in that case, we're really increasing our capacity, you know, a great deal.

In most of the other situations where we're adding space in individual campuses
- now, San Diego - we're basically doubling the size of San Diego, just about. So when we're moving a campus, it's more dramatic than just additions.

You know, in the additions, you know, we're doing, typically, what we're looking at there is anywhere from, you know, five percent to 20 percent increase in our capacity at that school at a time. You know, in existing campuses, we haven't tried to take on so many new programs at once that we can't maintain the quality of what we do at a - at a time. So, you know, I think it depends on the situation.

But you know, I think overall - I haven't - I haven't - I don't know the numbers, what our overall capacity would be up (ph) if we do this. But I think it's pretty significant, particularly, I think, as it bodes for the company in terms of leveraging the overhead we already have at (ph) campuses.

HERMAN (ph): Would you care to hazard a guess - the `03 year-end capacity versus `02 year-end capacity? Would it be 15 percent or something in that general ballpark?

BROZMAN: It would be such a guess, Jerry (ph); I just don't want to - you know, to put something out that I think would be - would be difficult for me without figuring it.

HERMAN (ph):  OK.

You guys certainly cautioned on the - on the forward outlook. And the - think enrollment last quarter was up - last quarter was up like three percent; this time, up eight percent.

Understanding that there's a lot of timing issues here, should we expect the average population in the upcoming quarter or two to be potentially be below the 15 percent average pop of this quarter?

BROZMAN: Well, I think the population - average population's (ph), you know, a key number. And I think you'll see the enrollments - OK - differ how much they go up each quarter. It's not, you know, going to be a smooth - every quarter up eight percent. You know, I think we're going to see some quarters that are up more than that, some possibly less. That's why we look at, kind of through the whole year, what we're going to do.

You know, from population standpoint going up 15 percent, you know, in the next quarter, I think it's going to be a little less than that, yes.

HERMAN (ph):  OK.

And then finally, for Paul, just one clarification - Paul, you mentioned the population attributable to Texas, or Arlington, I should say, in the 15 percent average. Could you just re-clarify that? Would you repeat that, please? I missed that.

GARDENER: You bet. The Arlington, Texas location - let (ph) me find my number here - 2.1 percent. They were responsible for, on average, 104 students a month.

HERMAN (ph):  Great.  Thanks very much, guys.  Good quarter.


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BROZMAN:  Thank you, Jerry (ph).

OPERATOR: Next question comes from Larry Veder (ph), from Lor Management (ph). Please go ahead, sir.

LARRY VEDER (ph), LOR MANAGEMENT (ph):  Hi.

Simple question - going out over the next year to three, are incremental courses going to become a larger driver than expansion per existing courses of the increments year by year?

BROZMAN:  Are the incremental

VEDER (ph): Are (ph) new courses - you know, at (ph) existing places - going to be as important, or less important, than the existing course getting more classrooms?

BROZMAN: You know, I think the new courses are going to be - to us, they're very important in doing it. You know, we've got our existing courses. You know, we can do some in a number of campuses. We've got plenty of capacity to fill that up.

But I think we've got to keep looking at the number of offerings we've got at a campus. And where we have campuses that (ph) only have three or four courses in that campus, I (ph) think it's going to be very important for that campus to get to the six or seven courses that we're able to offer.

VEDER (ph): And if you do get there, is it conceivable that operating margins become higher than what they were in the first quarter of this year?

BROZMAN: Well, we've said in the past - and I'll reiterate, Larry (ph) - that our goal's to get it to 15 percent on a year basis (ph)

VEDER (ph):  Right.

BROZMAN: But the real goal each year is to see: can we improve it from the 11 percent last year? Can we just keep improving our margin upwards?

You know, part of what we're doing - and we saw some of that in the first quarter - and we're going to continue to see that. To start the courses we start, there's a certain up-front cost we have in making the application and doing the work, and getting through - particularly in the nursing and the clinical courses. And then, we've got to have the space before we even start the course. In fact, we've got to have the space for them to inspect well before start the course.

So, you know we've got these costs that at the back end you know the leverage upon these programs is excellent. Now adding more enrollment in existing courses is also we've got great leverage in there where we can do that. And I think we've done a lot better of that since our good numbers last year and into this year. But I think having more courses and broader offerings as we go forward is going to be key. You know we see as just a lot of opportunity in health care and the courses we're teaching. And in a couple, and don't ask the questions because I won't say that we're looking at, in the future, that we're not even doing now. So you know we just - we see that we've got to work both of those issues.

VEDER (ph): Well, certainly moving at your own pace, you've been more than effective. Thank you.

BROZMAN:  Thank you, Larry.

OPERATOR: Thank you, sir. And our next question comes from Trace Irdan (ph) from Think Equity (ph). Please go ahead.

TRACE IRDAN (ph), THINK EQUITY (ph): And good morning. First question is I wonder if you could - are you seeing any kind of variance in terms of demand by geography. Is there sort of still uniform demand across the country from your perspective or are there pockets that are relatively strong or weak, both in terms of demand from the students as well as in terms of employment?

BROZMAN (?): Well, let me say on the employment issue we were talking about this the other day it's an interesting thing going on here. When we've got high unemployment in this country, yet there's a big need for


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health care workers and all you've got to do is pick almost in any city the newspaper, particularly the Sunday paper and look under health care and see the demand in the areas we're teaching and we're training in.

So, I see that pretty uniform across the board. You know we haven't seen weakness in that side at all. Don't see the economy affecting the job demand for it, and see the interest level in the places we're at is being pretty strong you know. You may see a little bit difference but it's very slight. You know one city may be just a touch more competitive than others with more courses being offered. You know medical assisting is offered pretty broadly by a lot of schools, Trace. You know, so you know I think we see some there. Still our largest program and we do very well with it because quite frankly I think we do the best job in the markets we're in than anybody.

But you know we've seen the strong demand. The only thing we saw, as I mentioned, was that our leads with the week the war started kind of dipped down there and I think people were tuned into that pretty heavily, which is not untypical of what happens anytime there's a big news event. In our company's history, not speaking for the rest of the industry, but we've certainly seen it. We even saw a little slight lead decrease when the shuttle disaster occurred. You know it's the nature of what we do, but it certainly bounced back you know for us. You know, I don't think it's anything long term.

So, I believe the demand has been very, very strong.

IRDAN (ph): OK. Just picking up on that jacket, the leads - if the leads were off a little bit with respect to the war, you know, that seems inconsistent with your description that maybe growth in the second quarter might be a little bit weaker than what we saw here in the first quarter. How do you reconcile that?

BROZMAN: Well, I think what we said about the second quarter growth was I think you'll see the enrollment growth comparatively be very strong.

OK? I don't think you're going to see that. Second quarter's typically just a little weaker; if we're talking comparatively, what's we're talking; we had a pretty strong second quarter last year. You know very strong with population increasing. I just don't think our population's going to go up quite as much as it did because we are also granting out a lot students from a big enrollment period last year, when we had a real good surge in enrollment.

You know, so I think it gets back to Paul's comment on the timing of this and how our schedules fall out and how we adjust our schedules.

IRDAN (ph):  OK.

BROZMAN: I know that's kind of a complicated answer to it. And if you're not clear, Trace, please follow that up.

IRDAN (ph): No, no. I think I understand what you're saying. I did want to also follow up on the...

BROZMAN: Because we didn't want people to you know think we're going to be up 80 percent or you know - you know the rest of the year.

IRDAN (ph):  I get you.

BROZMAN: You know, I mean, it would be great, but it's - you know we've given the guidance and we're not changing it at this juncture.

IRDAN (ph): The change in the bad debt expense I was sure if we could a little bit more color on what's going on there. I guess one of the things I'd like to understand better is how closely you're provision tracks your actual expense and you sort of suggested, Paul that maybe that number could come back up again. You know, do you have a sense of where you think it'll net out on a full year basis at this point?

And I'm kind of struck by the fact that you know and you probably don't want to talk about sort of specific competitors. But I am struck by the fact that you went from a bad debt expense that was basically higher than Corinthian, which I think is sort of the closest company in your space, to now one that's lower than where Corinthian is. And I wondered if there's a you know a difference in the makeup of your population versus what you see in theirs that would help explain that or account for that.

GARDENER:  Well, I can speak to ours but I can't really speak to theirs.


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IRDAN (ph):  OK.  Fair enough.

GARDENER: I will speak to ours. What occurred for us is really kind of a coming together of those three or four factors that I discussed. Kind of all at once. We just kind of had the merging. We followed the same method for reserving our bad debt for the last several years.

IRDAN (ph):  OK.

GARDENER: And we really concentrate where our big focus is on bad debt is on the amount of accounts receivable that students owe us, particularly when they drop. There's a portion in school, but since our students are receiving 82, 83 percent of their funding from Title IV funds, the big focus for us is when students graduate and when they drop.

Experience is that when students graduate, they pay us back very well. Particularly those students that we get placed. So, that number is fairly high. Our reserve is not very big for those students. We have reserve for in-school student AR, which is not significant. It's not usually an issue because the students are there in school.

The big impact is when students drop. When they would've had 83 percent of their funding from Title IV, we still charge them a per (INAUDIBLE) portion of the program costs for the time they were in school. And they drop, they lose that Title IV funding, they owe a greater proportion of that balance to us out of their own pocket.

IRDAN (ph):  Sure.

GARDENER: That number has not gone up; it's actually gone down a little bit. As we've gone through this quarter, I see that number you know trending up. What happens when your student population continues to increase, that number can go up. If we'd keep doing a very effective in school collections, which is really dramatically improved in the last two quarters, and we are able to get those students on track before they leave, when they do leave, they drop out. They owe us a balance. We're able to get them re-enrolled. That's a dramatic impact and we saw that impact, combined with the students who are in the higher end clinical programs, that change is really starting to impact us now.

So, it's just been kind of a culmination that as we move forward, I don't have a grandiose idea of where we're going to be at. I cautioned people at the end of the fourth quarter they would probably be in that 5.6 to 5.8 percent range. And we were quite pleasantly surprise as we went through this quarter where the bad debt reserve came out.

So, I really don't have a number that I'm comfortable giving to you at this time on a range.

BROZMAN: I think, to add to that, I just think we're naturally cautious. You know we're pleased with this, but it's kind of one quarter, Trace.

IRDAN (ph):  OK.

BROZMAN: You know, if we can do this a couple more quarters, then I think we'll feel better.

GARDENER: We'll feel a lot more comfortable after the end of the second quarter if the trend continues.

IRDAN (ph): OK. I just want - well, just one thing I want to make sure I understand. Are you describing that basically for last couple of quarters you've made a more concerted effort when students drop out or look like they're going to drop out of bringing them back in and that's what you're attributing some of the strengths to? Is that what I heard you say?

BROZMAN: I think we started making the effort early last year. I don't think...

IRDAN (ph):  OK.

BROZMAN... we got our - for lack of a better term, our act together and really performed and executed. We put the plans - we started executing better in all these fronts as we moved through the year, and I think we're kind of seeing it come together here in this quarter. The question I know in our minds and what you're asking is, is this - can this - will we be able to continue this?

IRDAN (ph):  Right.


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BROZMAN: You know, we're working very hard at it. You know, we're pleased with the retention increase and that has just an enormous impact.

IRDAN (ph):  Sure.

BROZMAN: Our retention's better, excuse me. And I think centralizing our default management and collection functions here I think has played into this, too. And we have a more cohesive controlled effort that I think everybody's on the same page of collecting the money, getting people back in school, working together. And I think it just took us a while to get our performance and hopefully it's going to continue.

But we're being a little cautious here; no question.

IRDAN (ph):  OK.  Great.  I'll let you move on.  Thanks.

OPERATOR: Thank you, sir. Once again, ladies and gentlemen, if you have a question or comment, please key star, one on your touch-tone phone. To withdraw your question or comment, please key star, two. All questions or comments will be taken in the order they were received.

BROZMAN:  OK.

OPERATOR:  There are no further questions at this time, gentlemen.

BROZMAN: OK. Well, I'd like to thank everybody for listening in this morning, and we look forward to a great rest of the year and focusing on what we're doing here at Concorde. Thank you very much.

OPERATOR: Thank you, ladies and gentlemen. This concludes your conference call. You may now disconnect.


END

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